UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2008

MAP PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33719	20-0507047
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 Bayshore Parkway, Suite 200, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 386-3100

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 14, 2008, MAP Pharmaceuticals, Inc. (the “Company”) entered into an employment agreement with Thomas A. Armer, Ph.D., the Company’s Chief Scientific Officer. The employment agreement replaces the employment agreement between the Company and Dr. Armer entered into on August 14, 2004 and sets forth the terms and conditions of Dr. Armer’s employment. The following is a summary description of the material terms of the employment agreement and by its nature is incomplete. For further information regarding the terms and conditions of the employment agreement, reference is made to the complete text of the agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2008.

The employment agreement has an initial term through July 31, 2009 with automatic one year extensions following the initial term unless either party provides prior notice of non-extension. Dr. Armer’s base salary is set as his current base salary per year ($325,000), subject to annual review based on performance. In the event Dr. Armer’s employment is terminated during the term of the agreement by the Company without cause (as defined in the employment agreement), or he resigns under certain specified conditions, each described in the employment agreement, the Company is required to pay Dr. Armer an amount equal to the greater of one year of his base salary at the time of termination or twelve times the average monthly salary received during the twelve months preceding the termination date, plus any incentive compensation amounts that would otherwise become payable under any of the Company’s incentive compensation plans. In addition, the Company is required to pay Dr. Armer’s monthly COBRA premiums for continued health coverage for himself and his eligible dependents for a period of one year following his termination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 16, 2008

MAP PHARMACEUTICALS, INC.

By:	/s/ Charlene A. Friedman
Name:	Charlene A. Friedman
Title:	Vice President, General Counsel and Secretary